EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-35299, No. 333-35829, No. 333-58906 and No. 333-105604 on Form S-8, and No. 333-49893 on Form S-3 of The Neiman Marcus Group, Inc. and subsidiaries of our report, dated September 18, 2003, appearing in the Annual Report on Form 10-K of The Neiman Marcus Group, Inc. for the year ended August 2, 2003.

/s/DELOITTE & TOUCHE LLP

Dallas, Texas
October 1, 2003